Exhibit 10.9

August 19, 2015

Amy Elazzouzi

[***]
[***]

Re: Offer of Employment Dear Ms. Elazzouzi:

Following up on our discussions, the following represents our offer regarding your employment by Aura Biosciences, Inc. (the "Company") as a full-time, “at will” employee.

Your title and position will be Corporate Controller and you will report to the Chief Financial Officer or his designee. The scope of your responsibilities will be those customarily associated with the position of Corporate Controller. The basic terms of your employment are as follows:

1. Salary and Expenses: Your compensation will be a salary of One Hundred Eighty Thousand ($180,000) Dollars per annum (the “salary”), which will be paid monthly in arrears. In accordance with Company policies and procedures, you will be reimbursed for all reasonable out-of-pocket expenses incurred by you on behalf of the Company. Pre-approval of expenditures above Two Hundred Fifty ($250.00) is required.

2.
Bonus: In addition to the compensation set forth above, you may be entitled to a cash bonus of up to twenty percent (20%) of your then current salary based upon the achievement by you and the Company of certain goals and objectives agreed upon by you and the Company. The Board shall determine if the goals and objectives have been achieved and the amount of an award, if any. Any bonus awarded shall not be added to your Salary.
3.
Equity: Subject to approval by the Board of Directors of the Company (the

“Board”), you will be granted 35,000 options to purchase shares of the Company's common stock at the then fair market value, as determined by the Board. Any such grant will be subject to the Company's 2009 Amended and Restated Stock Option and Restricted Stock Plan and the Company's form of stock option agreement, and will be subject to 4-year vesting.

4.
Benefits: As a full-time employee, you will be entitled to health and dental insurance as currently made available to employees. Further, you will be entitled to three (3) weeks of paid vacation, pro-rated on an annual basis.

August 19, 2015

5.
Termination: Employees of the Company are employed “at will.” This means that you may terminate your employment with the Company at any time and for any reason or no reason, upon five (5) days’ prior written notice to the Company. Likewise, the Company reserves the right to terminate your employment at any time and for any reason or no reason, upon five (5) days’ prior written notice to you; provided, however, that in the event of a termination for cause, no prior notice (written or otherwise) will be required. In the event of the termination of this Agreement by either you or the Company for any reason or no reason, your Salary under Article 1 (and the vesting of any stock options under Section 2) shall immediately cease and this Agreement and the stock option agreement shall terminate; however, the Confidential Information, Non-Solicitation and Invention Assignment Agreement shall survive and remain in full force and effect in accordance with its terms.
6.
Status: The Immigration Reform and Control Act require employers to verify the employment eligibility and identity of new employees. You will need to complete the I-9 Form and bring it, together with the appropriate documents, with you when you report for work. We will not be able to employ you if you cannot comply with this requirement.
7.
Job location: Cambridge, Massachusetts, with travel as required.
8.
References: The Company has the right to rescind this offer pending satisfactory results, in its sole discretion, of background and reference checks.

9.
Start date: On September 28, 2015.

Subject to your timely acceptance of this offer and reference checks, this offer is binding. You have been provided the additional employment documents (Confidential Information, NonSolicitation and Invention Assignment Agreement) for your review and execution. Your employment is not effective until all of the agreements are signed and returned to the Company. We very much hope to work with you to build an exciting company together. Please feel free to call me if you have any questions.

The Signature Page follows.

August 19, 2015

Very truly yours,

Aura Biosciences, Inc.

/s/ Elizabet de los Pinos, Ph.D.______________

Elisabet de los Pinos, Ph.D.), President and CEO

Hereunto Duly Authorized

AGREED AND ACCEPTED: Date Accepted: August 24, 2015

/s/ Amy Elazzouzi____________________ _[***]______________________________

Amy Elazzouzi Social Security No.